UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                                GSE Systems, Inc.
                                -----------------
                                (Name of Issuer)

                           Common Stock, No Par Value
                           --------------------------
                         (Title of Class of Securities)

                                    36227K106
                                    ---------
                                 (CUSIP Number)



                                October 12, 2005
                                ----------------
                      (Date of Event which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                            -----------------
CUSIP No. 36227K106                   13G                      Page 2 of 8 Pages
-------------------                                            -----------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Bedford Oak Partners, L.P.  06-1504646
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
     NUMBER OF        ----- ----------------------------------------------------
       SHARES            6  SHARED VOTING POWER
    BENEFICIALLY
       OWNED                199,999 (see Item 4)
         BY           ----- ----------------------------------------------------
        EACH             7  SOLE DISPOSITIVE POWER
     REPORTING
       PERSON               0
        WITH          ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            199,999 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           199,999 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           2.22% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------


                               Page 2 of 8 Pages

-------------------                                            -----------------
CUSIP No. 36227K106                   13G                      Page 3 of 8 Pages
-------------------                                            -----------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Bedford Oak Advisors, LLC  13-4007124
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
     NUMBER OF        ----- ----------------------------------------------------
       SHARES            6  SHARED VOTING POWER
    BENEFICIALLY
       OWNED                199,999 (see Item 4)
         BY           ----- ----------------------------------------------------
        EACH             7  SOLE DISPOSITIVE POWER
     REPORTING
       PERSON               0
        WITH          ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            199,999 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           199,999 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           2.22% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------


                               Page 3 of 8 Pages

-------------------                                            -----------------
CUSIP No. 36227K106                   13G                      Page 4 of 8 Pages
-------------------                                            -----------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Harvey P. Eisen
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
     NUMBER OF        ----- ----------------------------------------------------
       SHARES            6  SHARED VOTING POWER
    BENEFICIALLY
       OWNED                199,999 (see Item 4)
         BY           ----- ----------------------------------------------------
        EACH             7  SOLE DISPOSITIVE POWER
     REPORTING
       PERSON               0
        WITH          ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            199,999 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           199,999 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           2.22% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------


                               Page 4 of 8 Pages

Item 1(a)      Name of Issuer:
               --------------

               GSE Systems, Inc. ("the Company")

Item 1(b)      Address of Issuer's Principal Executive Offices:
               -----------------------------------------------

               9189 Red Branch Road
               Columbia, Maryland  21045

Items 2(a)
and 2(b)       Name of Person Filing and Business Office:
               -----------------------------------------

               This statement is filed by: (i) Bedford Oak Partners, L.P.("BOP"); (ii) Bedford Oak Advisors, LLC ("Investment Manager") in its capacity as the investment manager of BOP; and
               (iii) Harvey P. Eisen, in his capacity as managing member of the Investment Manager. The principal business address of each reporting person is 100 South Bedford Road, Mt. Kisco, New York 10549.

Item 2(c)      Citizenship:
               -----------

               BOP is a Delaware limited partnership.
               The Investment Manager is a Delaware limited liability company. Mr. Eisen is a United States citizen.

Item 2(d)      Title of Class of Securities:
               ----------------------------

               Common Stock, no par value ("Common Stock")

Item 2(e)      CUSIP Number:
               ------------

               36227K106

Item 3         Not Applicable

Item 4         Ownership:
               ---------

               The percentages used herein are calculated based upon 8,999,706 shares of Common Stock issued and outstanding as of May 2, 2005, as disclosed by the Company in its quarterly report filed on Form 10-Q for the period ending March 31, 2005.

               As of the close of business on October 12, 2005:

               1. Bedford Oak Partners, L.P.
               (a) Amount beneficially owned: -199,999-
               (b) Percent of class: 2.22%
               (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: -199,999-
               (iii) Sole power to dispose or direct the disposition: -0-


                               Page 5 of 8 Pages

               (iv) Shared power to dispose or direct the disposition: -199,999-

               2. Bedford Oak Advisors, LLC
               (a) Amount beneficially owned: -199,999-
               (b) Percent of class: 2.22%
               (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: -199,999-
               (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: -199,999-

               3. Harvey P. Eisen
               (a) Amount beneficially owned: -199,999-
               (b) Percent of class: 2.22%
               (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: -199,999-
               (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: -199,999-

               The Investment Manager controls 199,999 shares of Common Stock in its capacity as the investment manager of Bedford Oak Partners, L.P., which owns 199,999 shares of Common Stock. Harvey P. Eisen controls 199,999 shares of Common Stock in his capacity as the managing member of the Investment Manager.

Item 5         Ownership of Five Percent or Less of a Class:
               --------------------------------------------

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [X]

Item 6         Ownership of More than Five Percent on Behalf of Another Person:
               ---------------------------------------------------------------

               Not Applicable.

Item 7         Identification and Classification of the Subsidiary Which
               ---------------------------------------------------------
               Acquired the Security Being Reported on By the Parent Holding
               -------------------------------------------------------------
               Company:
               -------

               Not Applicable.

Item 8         Identification and Classification of Members of the Group:
               ---------------------------------------------------------

               Not Applicable.

Item 9         Notice of Dissolution of Group:
               ------------------------------

               Not Applicable.


                               Page 6 of 8 Pages

Item 10        Certification:
               -------------

     By signing below the signatory certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 7 of 8 Pages

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  October 17, 2005


BEDFORD OAK PARTNERS, L.P.

By:  Bedford Oak Management, LLC, its General Partner

By: /s/ Harvey P. Eisen
   -------------------------------------
Name: Harvey P. Eisen
Title: Chairman and Managing Member


BEDFORD OAK ADVISORS, LLC

By: /s/ Harvey P. Eisen
   -------------------------------------
Name: Harvey P. Eisen
Title: Chairman and Managing Member


HARVEY P. EISEN

 /s/ Harvey P. Eisen
----------------------------------------


                               Page 8 of 8 Pages